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                                                                     EXHIBIT l.3





                                   May 7, 2002





Nuveen Ohio Dividend Advantage Municipal Fund 3
333 West Wacker Drive
Chicago, Illinois 60606

                  We have acted as special Ohio counsel for Nuveen Dividend Advantage Municipal Fund 3 (the "Fund") in the preparation of a Registration Statement on Form N-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940 in connection with the registration for possible offer and sale of Municipal Auction Rate Cumulative Preferred Shares Series T (the "Securities") of the Fund having an aggregate initial offering price of up to $16,500,000.

                  We consent to the use of our name in the Registration Statement under the caption "TAX MATTERS -- Ohio Tax Matters" and in Appendix D to the Statement of Additional Information under the caption "Ohio Tax Matters." Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                            Very truly yours,

                                            /s/ Calfee, Halter & Griswold LLP

                                            Calfee, Halter & Griswold LLP